Exhibit (a)(1)(xii)

March 28, 2007

RE:	CVS/CAREMARK CORPORATION TENDER OFFER

Dear CareStock Employee Stock Purchase Plan (ESPP) participant:

AST Equity Plan Solutions, administrator for the CareStock ESPP, has enclosed the following materials for the CVS/Caremark Corp. Tender Offer:

•	Offer To Purchase for Cash by CVS/Caremark Corp.

•	Instructions (and Tender Instruction Form) With Respect to the Offer to Purchase

•	Postage-paid Reply Envelope

Please review these materials fully. If you choose to submit your instructions regarding the Offer to Purchase, please complete the enclosed Tender Instruction Form and return it to Ellen Philip Associates, the independent Plan Tabulator, using the enclosed postage-paid Reply Envelope. Alternatively, you can submit your instructions via the Ellen Philip website https://www.tabulationsplus.com/cmxp or the automated telephone VRU system at 1-866-888-4054.

The expiration date for the Offer is 11:59PM, EDT, Tuesday, April 24, 2007; however, since your shares are held in your name by AST Equity Plan Solutions, please be advised that the completed Tender Instructions for your CareStock ESPP plan shares must be received by Ellen Philip Associates no later than 4:00PM, EDT, Thursday, April 19, 2007.

If you have any questions regarding the Offer or your CareStock account, please contact the AST Equity Plan Solutions Customer Service Group at 1-866-860-0367, 8AM to 8PM ET, Monday through Friday.

Sincerely,

AST Equity Plan Solutions

CareStock ESPP Administrator

How can I tender my shares?

You can elect to tender your shares one of three ways.

•	By mail in the enclosed prepaid envelope to Ellen Philip Associates.

•	Via the Ellen Philip website https://www.tabulationsplus.com/cmxp

•	Automated telephone VRU system at 1-866-888-4054

You will need the unique control number included on the Instruction Form in the enclosed tender package to make your tender election. If you have lost your tender form, contact AST at 866-860-0367 to request a duplicate.

Can I change my election?

If you submit a direction to Ellen Philip Associates during this period, and you later decide to change such instruction, your new instruction must be received by 4:00 P.M., Eastern Time, on Thursday, April 19, 2007. You may cancel an instruction submitted during this period by submitting a new instruction, by telephone or by Internet, using the unique control number included on the Instruction Form that was included with the package of Offer materials previously provided to you. If you misplace your unique control number, contact the CareStock Plan Information Line at 866-860-0367 for more information on how to change your instruction.

What is my tax consequence for shares held in the CareStock plan if I tender them?

The CareStock Employee Stock Purchase Plan was a Qualified IRS 423 regulation plan. All shares purchased through the plan will be subject to IRS Disqualifying Disposition rules for shares held less than the 2 years from grant date. Proceeds from the tender will be treated as ordinary income for tax purposes.

AST is required to ensure that we have your correct Social Security Number or other taxpayer identification number. Under Federal income tax law, you are subject to withholding tax at a 28% rate if you have not verified your Social Security Number or other taxpayer identification number on our records. If your account is not certified by the tender expiration date and you elect to tender your CareStock shares, your tender payment will have taxes withheld and submitted to the IRS. We will not be able to refund any taxes withheld after the tender expiration date has passed. To certify your account, you will need to logon on to your ESPP website at www.astepsinc.com and click on “Plan Participant Access” located in the menu bar on the left side on the home page.

When can I expect payment of the shares I have requested to tender?

AST will make the payments as soon as administratively possible after The Company pays the purchase price for tendered shares which is generally within 10 to 14 days after the tender offer expiration date.

Based on the percentage election I make, how will AST determine which shares to tender?

AST will tender your oldest purchased shares outstanding first that are held in your account on April 19, 2007.

Will there be any blackouts associated with the Tender?

There will be a blackout for all CareStock holders from the close of business on April 19, 2007 till market open on April 23, 2007. You will not be able to sell, certificate or transfer your shares during the blackout period.

For all holders that elect to tender their shares, The Company will pay the purchase price for tendered shares promptly after the expiration of the tender offer period. However, in the event of proration, the Company does not expect to be able to announce the final results of the proration and commence payment for shares purchased until approximately five to seven business days after the end of the tender offer period. We refer to the period between the end of the tender offer period and the date of payment by the Company for tendered shares as “The Restricted Period”. During the Restricted Period, you will not be able to sell, certificate or transfer any of your CareStock shares.